Exhibit 8.2

390 NORTH ORANGE AVENUE SUITE 1400 ORLANDO, FLORIDA 32801 PO BOX 4961 (32802-4961) TELEPHONE: 407.839.4200 FACSIMILE: 407.425.8377 www.broadandcassel.com

January 17, 2018

Gibraltar Private Bank & Trust Company

55 Alhambra Plaza

Coral Gables, Florida 33134

Re:	Gibraltar Private Bank & Trust Company, a federal savings bank (the “Bank”)

Ladies and Gentlemen:

We have acted as counsel to the Bank in connection with the Agreement and Plan of Merger dated October 19, 2017 (the “Merger Agreement”), by and among IBERIABANK Corporation, a Louisiana corporation (the “Purchaser”), IBERIABANK, a Louisiana-chartered commercial bank and wholly owned subsidiary of Purchaser (“Purchaser Bank”), and the Bank, and the merger contemplated thereby (the “Merger”). This opinion letter is being delivered in connection with the Registration Statement on Form S-4 (File No. 333-222200), filed by Purchaser with the Securities and Exchange Commission (as amended through the date of this opinion letter, the “Registration Statement”), and the proxy statement/prospectus included therein relating to the Merger.

In providing our opinion, we have examined, and with your permission we have relied on, the Merger Agreement; the Registration Statement; and certain written representations made by officers of Purchaser on behalf of Purchaser and Purchaser Bank and by an officer of the Bank on behalf of the Bank, respectively, regarding the Merger (the “Company Certificates”); and such other documents and records as we have deemed appropriate for the purposes of this opinion letter.

In rendering our opinion, we have also made the following assumptions:

(1)	The factual statements and representations in the Merger Agreement, the Registration Statement, and the Company Certificates, are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, and all such factual statements and representations made “to the best of the knowledge” of any person or party or with similar qualifications are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, as if made without such qualifications. The Merger Agreement, the Registration Statement, and the Company Certificates reflect all material facts relating to the Merger, Purchaser, Purchaser Bank and the Bank.

Gibraltar Private Bank & Trust Company

January 17, 2018

(2)	The Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, and none of the terms and conditions therein will have been waived or modified in any respect before the Effective Time.

(3)	The Bank’s only outstanding stock (as that term is used in Section 368 of the Code), as of the Effective Time, is the Bank Common Stock.

(4)	As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

(5)	Other than the Merger Agreement, there are no understandings or agreements between or among the parties to the Merger Agreement or their Affiliates that bear directly or indirectly on the Merger.

(6)	Purchaser and the Bank will report the Merger on their federal income tax returns in a manner consistent with the opinion set forth herein, and will comply with all reporting obligations with respect to the Merger required by the Code.

(7)	All documents submitted to us as certified, conformed or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; and all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so.

In rendering our opinion, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Company Certificates), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification.

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth in this opinion letter and in the Registration Statement, it is our opinion that the statements made in the section of the Registration Statement captioned “Material United States Federal Income Tax Consequences of the Merger,” insofar as such section purports to contain summaries of applicable provisions of United States federal income tax law and regulations, or legal conclusions with respect thereto, each as in effect as of the date hereof, constitute accurate summaries of the matters described therein in all material respects.

Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local, or foreign, to any party of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement, and our opinion is limited to the specific conclusion set forth above, and no other opinions are expressed or implied.

Gibraltar Private Bank & Trust Company

January 17, 2018

The opinion set forth herein is made as of the date hereof, and is based on current provisions of the Code and Treasury Regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service, and such other authorities as we have considered relevant as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts or circumstances surrounding the Merger or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Merger Agreement, the Registration Statement, or the Company Certificates, that may affect the continuing validity of the opinion set forth herein.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion letter in the Registration Statement.

Very truly yours,

/s/ BROAD AND CASSEL LLP